April 30, 2014

Jean-Louis Casabonne 775 17th Avenue Menlo Park, CA 94025 Dear Jean-Louis,

On behalf of HOPTO INC., I am pleased to offer you employment as Chief Financial Officer for HOPTO INC. reporting to Eldad Eilam, CEO. Your annual base salary will be at a rate of $225,000.00 less all applicable taxes and deductions. In addition, you will be eligible for an annual bonus of up to 30% of your annual base salary that will be based on mutually acceptable goals and achievements. This offer is contingent upon successful completion the pre-employment background check being performed by BackTrack Inc. Four weeks’ of paid time off and participation in the regular health insurance plan and other employee benefit plans established by HOPTO INC for its employees will also be available to you. Details of these benefits will be provided in your new hire package.

A recommendation will be made to the HOPTO INC. Board of Directors for you to be awarded equity compensation equivalent to 1,000,000 shares of HOPTO INC. common stock. If approved, your shares will be awarded on the 15th of the month following your date of hire. Such award will vest in thirty-three (33) equal monthly installments at the rate of 3.03% per installment. The first installment will vest four months after your start date. Each subsequent installment will vest monthly thereafter.

You understand that this letter does not constitute a contract of employment for any specific period of time, but constitutes an ‘employment at will’ relationship, during which time you may be terminated with or without cause. This is the full and complete agreement between us on this term. This provision can only be modified in writing signed by both you and an officer of the Company. This offer will stay valid for 5 business days from the date above.

We very much hope that you will accept our offer and look forward to having you on the team.

Sincerely yours, /s/ Eldad Eilam

Eldad Eilam Chief Executive Officer and President

I accept the offer of employment above, and I expect to begin employment on May 5, 2014.

/s/ Jean-Louis Casabonne

May 5, 2014

Sign/Date

1919 S Bascom Avenue, Suite 600, Campbell, CA 95008